                                                                    Exhibit 23.1

                        CONSENT OF INDEPENDENT AUDITORS


To the Shareholders of
Sun Television and Appliances, Inc.:

We consent to incorporation by reference in the registration statement (File Nos. 333-39207, 33-44932 and 33-82744) on Form S-8 of Sun Television and Appliances, Inc. of our report dated April, 29 1998, relating to the balance sheet of Sun Television and Appliances, Inc. as of February 28, 1998, and the related statements of operations, stockholders' equity and cash flows for the year then ended, and the related schedule, which report appears in the February 28, 1998 annual report on Form 10-K of Sun Television and Appliances, Inc.


                                                           KPMG Peat Marwick LLP


Columbus, Ohio
April 29, 1998